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                                  EXHIBIT 99.1

For Immediate Release               Contact:       Paul A. Miller
May 4, 2004                                        President & CEO
                                                   978-725-7555


                                 LSB CORPORATION
                              HOLDS ANNUAL MEETING

NORTH ANDOVER, MA -- MAY 4, 2004 -- LSB Corporation, parent company of Lawrence Savings Bank, held its Annual Meeting of Stockholders today at the Andover Country Club, Andover, MA.

Stockholders re-elected as Directors of the Company, Malcolm W. Brawn, Neil H. Cullen and Richard Hart Harrington for a three-year term.

Paul Miller, President and CEO, indicated that the Bank has received approval from the Commissioner of Banks in Massachusetts to establish a new branch office on Route 97 in Salem, New Hampshire. The branch is under construction and will open sometime in June 2004. Mr. Miller said, "This is the first new branch we have opened since 1988".

LSB Corporation reported net income of $786,000 or $0.18 diluted earnings per share for the first quarter of 2004. Total assets of the Company were $482 million at March 31, 2004.

LSB Corporation is the parent holding company of Lawrence Savings Bank, a Massachusetts-chartered savings bank organized in 1868 and headquartered in North Andover, Massachusetts, approximately 25 miles north of downtown Boston. Lawrence Savings Bank currently operates five banking offices in Andover, Lawrence, Methuen, and North Andover. Lawrence Savings Bank is a member of the FDIC, the Depositors Insurance Fund (DIF), and is an equal housing lender.

This press release may contain certain statements that are "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933 and
Section 21E of the Securities Exchange Act of 1934, as amended. Such statements are not historical facts and include expressions of management's expectations at a specific point in time regarding future relationships, structures, opportunities and market conditions. Such expectations may or may not be realized, depending on a number of variable factors, including but not limited to, changes in interest rates, disruptions in credit markets, changes in regional and local economic conditions, changes in the regulatory environment, and changes in the competitive environment in which the Company operates. As a result of such risks and uncertainties, the Company's actual results may differ materially from such forward-looking statements. The Company does not undertake, and specifically disclaims any obligation to publicly release revisions to any such forward-looking statements to reflect the occurrence of anticipated or unanticipated events or circumstances after the date of such statement.